EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors MICRO WAREHOUSE, INC.:

     We consent to incorporation by reference in the registration statements (Nos.33-71868 and 33-31098) on Form S-8 of Micro Warehouse, Inc. of our reports dated February 10, 1997, relating to the consolidated balance sheets of Micro Warehouse, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1996, which reports are included or incorporated by reference in the December 31, 1996 annual report on Form 10-K of Micro Warehouse, Inc.

Stamford, Connecticut

March 27, 1997